EXHIBIT 3.68
LIMITED LIABILITY COMPANY AGREEMENT
OF
POTTSTOWN HOSPITAL COMPANY, LLC
June 1, 2003
LIMITED LIABILITY COMPANY AGREEMENT
OF
POTTSTOWN HOSPITAL COMPANY, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is made as of the 1 day of June, 2003, by and between (i) Pennsylvania Hospital Company, LLC, a Delaware limited liability company, and (ii) Hallmark Healthcare Corporation, a Delaware corporation. The foregoing parties are collectively referred to herein as “Members” and individually as a “Member.” For purposes of this Agreement, the term “Members” includes all persons then acting in such capacity in accordance with the terms of this Agreement.
1. FORMATION.
1.1 Formation. The Members do hereby form a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (“Act”).
2. NAME AND OFFICE.
2.1 Name. The name of the Company shall be Pottstown Hospital Company, LLC.
2.2 Principal Office. The principal office of the Company shall be at 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027, or at such other place as shall be determined by the Board (as hereinafter defined). The books of the Company shall be maintained at such registered place of business or such other place that the Board shall deem appropriate. The Company shall designate an agent for service of process in Delaware in accordance with the provisions of the Act.
3. PURPOSE AND TERM.
3.1 Purpose. The purposes of the Company are as follows:
(a) To acquire, own, manage and operate certain healthcare facilities.
(b) To engage in such other lawful activities in which a limited liability company may engage under the Act as is determined by the Members from time to time.
(c) To do all other things necessary or desirable in connection with the foregoing, or otherwise contemplated in this Agreement.

3.2 Company’s Power. In furtherance of the purpose of the Company as set forth in Section 3.1, the Company shall have the power to do any and all things whatsoever necessary, appropriate or advisable in connection with such purpose, or as otherwise contemplated in this Agreement.
3.3 Term. The term of the Company shall commence as of the date of the filing of a Certificate of Formation with the Delaware Secretary of State’s Office, and shall continue until dissolved in accordance with Section 15.
4. CAPITAL.
4.1 Initial Capital Contributions of Members. The interests of the Members shall be divided into units (“Units”). The total number of Units that the Company is initially authorized to issue is 100 Units. Each of the Members has been issued the number of Units listed on Exhibit A.
4.2 Additional Capital Contributions. In order to raise additional capital or for any other proper purpose, the Board is authorized (without the consent of the Members) to issue additional Units from time to time to Members or to other persons and to admit such persons as Members. The Board shall have sole and complete discretion in determining the consideration and terms and conditions with respect to any future issuance of Units. In addition, the Board is authorized to cause the issuance of any other type of security (including, without limitation, secured or unsecured debt securities and securities convertible into or otherwise granting a right to acquire any class of Units) from time to time to Members or other persons on terms and conditions established in the sole and complete discretion of the Board. In connection with future issuances of Units, the Board shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any such future issuances, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any stock exchange on which the Units are listed for trading.
4.3 Loans from Interest Holders. If the Company has a temporary need for funds, the Company may borrow such funds from, among others, one or more of its Members or assignees of interests in the Company who are not admitted as substitute Members (Members and such unadmitted assignees are hereinafter collectively referred to as “Interest Holders”) on such terms and conditions as shall be agreed to by the Board and such Interest Holders.
4.4 No Liability of Interest Holders. Except as otherwise specifically provided in the Act, no Interest Holder shall have any personal liability for the obligations of the Company. Except as provided in Section 4.1, no Interest Holder shall be obligated to contribute funds or loan money to the Company.
4.5 No Interest on Capital Contributions. No Interest Holder shall be entitled to interest on any capital contributions made to the Company.
4.6 No Withdrawal of Capital. No Member shall be entitled to withdraw any part of the Member’s capital contributions to the Company, except as provided in Section 15. No Member shall be entitled to demand or receive any property from the Company other than cash, except as otherwise expressly provided for herein.

4.7 Capital Account. There shall be established on the books of the Company a capital account (“Capital Account”) for each Interest Holder. It is the intention of the Members that such Capital Account be maintained in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv), and this Agreement shall be so construed. Accordingly, such Capital Account shall initially be credited with the initial capital contribution of the Interest Holder and thereafter shall be increased by (i) any cash or the fair market value of any property contributed by such Interest Holder (net of any liabilities assumed by the Company or to which the contributed property is subject) and (ii) the amount of all net income (whether or not exempt from tax) and gain allocated to such Interest Holder hereunder, and decreased by (i) the amount of all net losses allocated to such Interest Holder hereunder (including expenditures described in section 705(a)(2)(13) of the Internal Revenue Code of 1986, as amended (“Code”), or treated as such an expenditure by reason of Treas. Reg. § 1.704-I(b)(2)(iv)(i)) and (ii) the amount of cash, and the fair market value of property (net of any liabilities assumed by such Interest Holder or to which the distributed property is subject), distributed to such Interest Holder pursuant to Sections 9 and 15. If the Company has made an election under section 754 of the Code, Capital Accounts shall also be adjusted to the extent required by Treas. Reg. § 1.704-1(b)(2)(iv)(m). If an Interest Holder transfers all or any part of such Interest Holder’s Units in accordance with the tern-is of this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent of the Units transferred.
4.8 No Preemptive Rights. No Interest Holder shall have any preemptive, preferential or other right with respect to (i) additional contributions to the capital of the Company, (ii) issuance or sale of Units, whether unissued or treasury, (iii) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued or treasury Units, (iv) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities or (v) issuance or sale of any other securities that may be issued or sold by the Company.
5. ACCOUNTING.
5.1 Books and Records. The Company shall maintain full and accurate books of the Company at the Company’s principal place of business, or such other place as the Board shall determine, showing all receipts and expenditures, assets and liabilities, net income and loss, and all other records necessary for recording the Company’s business and affairs. Upon reasonable request of a Member, such books and records shall be open to the inspection and examination by such Member in person or by such Member’s duly authorized representatives during normal business hours and may be copied at such Member’s expense.
5.2 Fiscal Year. The fiscal year of the Company shall be the calendar year (“Fiscal Year”).
6. BANK ACCOUNTS.
6.1 Bank Accounts. All funds of the Company shall be deposited in its name into such checking, savings and/or money market accounts or time certificates as shall be designated by the Board. Withdrawals therefrom shall be made upon such signature or signatures as the Board may designate. The Board shall be entitled to make withdrawals from such accounts to invest such funds in connection with the cash management system employed by Community Health System, Inc. on behalf of its affiliated hospitals and health care facilities.
7. ALLOCATION OF NET INCOME AND NET Loss. 7.1 Net Income and Net Loss.
(a) Except as otherwise provided herein, the net income and net loss of the Company for each Fiscal Year, computed without regard to net gains resulting from the sale or other disposition of any hospital owned by the Company, shall be allocated to the Interest Holders in accordance with their respective Percentage Interests. For purposes of this Agreement, the term “Percentage Interest” shall mean the percentage that the number of Units owned by an Interest Holder bears to the aggregate number of Units owned by all of the Interest Holders.
(b) Notwithstanding anything herein to the contrary, if an Interest Holder has a deficit balance in such Interest Holder’s Capital Account (excluding from such Interest Holder’s deficit Capital Account any amount which such Interest Holder is obligated to restore in accordance with Treas. Reg. § 1.704-1 (b)(2)(ii)(c), as well as any amount such Interest Holder is treated as obligated to restore under Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(0(5)) and unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. § 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), then such Interest Holder will be allocated items of income and gain in an amount and manner sufficient to eliminate the deficit balance in such Interest Holder’s Capital Account as quickly as possible. If there is an allocation to an Interest Holder pursuant to this Section 7.1(b), then future allocations of net income pursuant to Section 7.1 shall be adjusted so that those Interest Holders who were allocated less income, or a greater amount of loss, by reason of the allocation made pursuant to this Section 7.1(b), shall be allocated additional net income in an equal amount. It is the intention of the parties that the provisions of this Section 7.1(b) constitute a “qualified income offset” within the meaning of Treas. Reg. § 1.704- 1(b)(2)(ii)(d), and such provisions shall be so construed.
(c) If there is a net decrease in the Company’s Minimum Gain (within the meaning of Treas. Reg. § 1.704-2(b)(2)) or Partner Nonrecourse Debt Minimum Gain (within the meaning of Treas. Reg. § 1.704-2(i)(3)) during any Fiscal Year, each Interest Holder shall be allocated, before any other allocations hereunder, items of income and gain for such Fiscal Year (and subsequent Fiscal Years, if necessary), in an amount equal to such Interest Holder’s share (determined in accordance with Treas. Reg. §§ 1.704-2(g) and 1.704-2(i)(5), as applicable) of the net decrease in the Company’s Minimum Gain or Partner Nonrecourse Debt Minimum Gain, as applicable, for such Fiscal Year; provided, however, that no such allocation shall be required if any of the exceptions set forth in Treas. Reg. §§ 1.704-2(f) or 1.704-2(i)(4) apply. It is the intention of the parties that this provision constitute a “minimum gain chargeback” within the meaning of Treas. Reg. §§ 1.704-2(f) and 1.704-2(i)(4), and this provision shall be so construed.
(d) Notwithstanding anything herein to the contrary, the Company’s partner nonrecourse deductions (within the meaning of Treas. Reg. § 1.704-2(i)(2)) shall be allocated solely to the Interest Holder who has the economic risk of loss with respect to the partner nonrecourse liability related thereto in accordance with the provisions of Treas. Reg. § 1.704-2(i)(1).
(e) Notwithstanding the provisions of Section 7.1(a), no net losses shall be allocated to an Interest Holder if such allocation would result in such Interest Holder having a deficit balance in such Interest Holder’s Capital Account (excluding from such Interest Holder’s deficit Capital Account any amount such Interest Holder is obligated to restore in accordance with Treas. Reg. § 1.704-1 (b)(2)(ii)(c), as well as any amount such Interest Holder is treated as obligated to restore under Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5)). In such case, the net loss that would have been allocated to such Interest Holder shall be allocated to the other Interest Holders to whom such loss can be allocated without violation of the provisions of this Section 7.1(e) in proportion to their respective Percentage Interests among themselves.
Notwithstanding the provisions of Section 7.1(a), to the extent losses are allocated to the Interest Holders by virtue of Section 7.1(e), the net income of the Company thereafter recognized shall be allocated to such Interest Holders (in proportion to the losses previously allocated to them pursuant to Section 7.1(e)) until such time as the net income of the Company allocated to them pursuant to this Section 7.1(f) equals the net losses allocated to them pursuant to Section 7.1(e).
(g) For Federal, state and local income tax purposes only, with respect to any assets contributed by an Interest Holder to the Company (“Contributed Assets”) which have an agreed fair market value on the date of their contribution which differs from the Interest Holder’s adjusted basis as of the date of contribution, the allocation of depreciation and gain or loss with respect to such Contributed Assets shall be determined in accordance with the provisions of section 704(c) of the Code and the regulations promulgated thereunder using the method selected by the Board. For purposes of this Agreement, an asset shall be deemed a Contributed Asset if it has a basis determined, in whole or in part, by reference to the basis of a Contributed Asset (including an asset previously deemed to be a Contributed Asset pursuant to this sentence). Notwithstanding the foregoing, if the gain from the sale of any Contributed Asset is being reported on the installment method for income tax purposes, then the total amount of gain which is to be recognized by each of the Interest Holders in accordance with the above provision in all taxable years shall be computed and the amount of gain to be recognized by each of the Interest Holders in each taxable year shall be in proportion to the total gain to be recognized by each of the Interest Holders in all taxable years.
7.2 Allocation of Excess Non recourse Liabilities. For purposes of section 752 of the Code and the regulations thereunder, the excess nonrecourse liabilities of the Company (within the meaning of Treas. Reg. § 1.752-3(a)(3)), if any, shall be allocated to the Interest Holders as follows:
(a) First, such excess nonrecourse liabilities shall be allocated to the Interest Holders up to the amount of built-in gain allocable to such Interest Holders on section 704(c) property (as defined in Treas. Reg. § 1.704-3(a)(3(ii)) or property for which reverse section 704(c) allocations are applicable (as described in Treas. Reg. § 1.704-3(a)(6)(i)) where such property is subject to the nonrecourse liability, to the extent such gain exceeds the gain described in Treas. Reg. § 1.752-3(a)(2).
(b) Second, the balance of such excess nonrecourse liabilities, if any, shall be allocated to the Interest Holders in accordance with their respective Percentage Interests.
7.3 Allocations in Event of Transfer, Admission of New Member, Etc. In the event of (i) the transfer of all or any part of an Interest Holder’s Units (in accordance with the provisions of this

Agreement), (ii) the admission of a new Member or (iii) disproportionate capital contributions, at any time other than at the end of a Fiscal Year, the transferring Interest Holder’s, new Member’s or Interest Holders’ shares of the Company’s income, gain, loss, deductions and credits allocable to such Units, as computed both for accounting purposes and for Federal income tax purposes, shall be allocated between the transferor Interest Holder and the transferee Interest Holder (or Interest Holders), the new Member and the other Interest Holders, or among the Interest Holders, as the case may be, in the same ratio as the number of days in such Fiscal Year before and after the date of such transfer, admission or disproportionate capital contributions; provided, however, that the Board shall have the option to treat the periods before and after the date of such transfer, admission or disproportionate capital contributions as separate Fiscal Years and allocate the Company’s net income, gain, net loss, deductions and credits for each of such deemed separate Fiscal Years in accordance with the Interest Holders’ respective interests in the Company for such deemed separate Fiscal Years. Notwithstanding the foregoing, if the Company uses the cash receipts and disbursements method of accounting, the Company’s “allocable cash basis items,” as that term is used in section 706(d)(2)(B) of the Code, shall be allocated as required by section 706(d)(2) of the Code and the regulations promulgated thereunder.
8. DISTRIBUTIVE SHARES AND FEDERAL INCOME TAX ELECTIONS.
8.1 Distributive Shares. For purposes of Subchapter K of the Code, the distributive shares of the Interest Holders of each item of Company taxable income, gains, losses, deductions or credits for any Fiscal Year shall be in the same proportions as their respective shares of the net income or net loss of the Company allocated to them pursuant to Section 7.1. Notwithstanding the foregoing, to the extent not inconsistent with the allocation of gain provided for in Section 7.1, gain recognized by the Company which represents recapture of depreciation or cost recovery deductions for Federal income tax purposes shall be allocated in the manner provided in Treas. Reg. § 1.1245-1(e) (regardless of whether real property or personal property is involved).
8.2 Elections. The election permitted to be made by section 754 of the Code, and any other elections required or permitted to be made by the Company under the Code, shall be made in such a manner as shall be determined by the Board.
8.3 Partnership Tax Treatment. It is the intention of the Members that the Company be treated as a partnership for Federal, state and local income tax purposes, and the Interest Holders shall not take any position or make any election, in a tax return or otherwise, inconsistent with such treatment.
8.4 Tax Matters Partner.
(a) The tax matters partner (“TMP”) for the Company shall be Pennsylvania Hospital Company, LLC so long as it is a Member. The TMP shall have such authority as is granted a TMP under the Code.
(b) The TMP shall employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the Internal Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such counsel, as well as all other expenses incurred by the TMP in serving as the TMP, shall be a Company expense and shall be paid by the Company.
(c) The Company shall indemnify and hold harmless the TMP against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees) reasonably incurred by the TMP in any civil, criminal or investigative proceeding in which the TMP is involved or threatened to be involved by reason of it being the TMP, provided that the TMP acted in good faith, within what the TMP reasonably believed to be the scope of the TMP’s authority and for a purpose which the TM’) reasonably believed to be in the best interests of the Company or the Interest Holders. The TMP shall not be indemnified under this provision against any liability to the Company or its Interest Holders to which the TMP would otherwise be subject by reason of willful misconduct or gross negligence in its duties involved in acting as TMP.
9. DISTRIBUTIONS. The Board shall determine whether distributions shall be made to the Members or whether the cash of the Company shall be reinvested for Company purposes.
10. BOARD OF DIRECTORS.
10.1 General Powers. All powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company managed under the direction of, its Board of Directors (“Board”).
10.2 Number, Election and Term. The Board shall consist of not less than one, nor more than seven individuals, the exact number of which shall be determined by the Board from time to time. Initially, there shall be three directors, Gary D. Newsome, W. Larry Cash and Rachel A. Seifert. Directors shall be elected at the first annual members’ meeting and at each annual meeting thereafter. A decrease in the number of directors shall not shorten an incumbent director’s term. Each director shall hold office until the director resigns or is removed. Despite the expiration of a director’s term, such director shall continue to serve until the director’s successor is elected and qualifies, until there is a decrease in the number of directors or the director is removed.
10.3 Resignation of Directors. A director may resign at any time by delivering written notice to the Board, its Chairman (as hereinafter defined), if any, or the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.
10.4 Removal of Directors by Members. A director shall be removed by the Members only at a meeting called for the purpose of removing such director and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director. The Members may remove one or more directors with or without cause.
10.5 Vacancy on Board If a vacancy occurs on the Board, including a vacancy resulting from an increase in the number of directors, the Board shall fill the vacancy, and if the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

10.6 Compensation of Directors. Directors on the Board shall not be entitled to receive a fee for the director’s services as a director on the Board.
10.7 Meetings. The Board may hold regular or special meetings in or out of the State of Delaware. The Board may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means shall be deemed to be present in person at the meeting.
10.8 Special Meetings. Special meetings of the Board may be called by, or at the request of, the Chairman, if any, or the chief executive officer of the Company. All special meetings of the Board shall be held at the principal office or such other place as may be specified in the notice of the meeting.
10.9 Action Without Meeting. Any action required or permitted to be taken at a Board meeting may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all directors entitled to vote thereon were present and voted.
10.10 Notice of Meetings. Meetings of the Board may be held without notice of the date, time, place or purpose of the meeting.
10.11 Quorum and Voting. A majority of the number of directors fixed by, or determined in accordance with, this Agreement shall constitute a quorum of the Board. If a quorum is present, an affirmative vote by a majority of the number of directors present shall constitute an act of the Board. A director who is present at a meeting of the Board or a committee of the Board when action is taken shall be deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting, or promptly upon the director’ s arrival, to holding it or transacting business at the meeting or (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting or the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a director who votes in favor of the action taken.
10.12 Chairman and Vice-Chairman of the Board. The Board may appoint one of its members Chairman of the Board (“Chairman”). The Board may also appoint one of its members as Vice-Chairman of the Board, and such individual shall serve in the absence of the Chairman and perform such additional duties as may be assigned to such person by the Board.
11. OFFICERS.
11.1 Officers Generally. The Company shall have the officers appointed by the Board in accordance with this Agreement. A duly appointed officer may appoint one or more officers or assistant officers as provided in Section 11.11. The same individual may simultaneously hold more than one office in the Company. Section 11.10 delegates to the Secretary, if such office be created and filled, the required responsibility of preparing minutes of the Board’s and Members’

meetings and for authenticating records of the Company. If such office shall not be created and filled, then the Board shall delegate to one of the officers of the Company such responsibility.
11.2 Duties of Officers. Each officer of the Company shall have the authority and shall perform the duties set forth in this Agreement for such office or, to the extent consistent with this Agreement, the duties prescribed by the Board or by direction of an officer authorized by the Board to prescribe the duties of other officers.
11.3 Appointment and Term of Office. The officers of the Company shall be appointed by the Board. Vacancies may be filled or new offices created and filled at any meeting of the Board. Each officer shall hold office until such officer’s successor shall be duly appointed or until the officer’s death or until the officer shall resign or shall have been removed in the manner hereinafter provided.
11.4 Resignation and Removal of Officers. An officer may resign at any time by delivering notice to the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Company accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor shall not take office until the effective date. The Board may remove any officer at any time with or without cause.
11.5 Contract Rights of Officers. Appointment of an officer or agent shall not of itself create contract rights. An officer’s removal shall not affect the officer’s contract rights, if any, with the Company. An officer’s resignation shall not affect the Company’s contract rights, if any, with the officer.
11.6 Chairman of the Board. The Chairman, if that office be created and filled, may, at the discretion of the Board, be the chief executive officer of the Company and, if such, shall, in general, supervise and control the affairs and business of the Company, subject to control by the Board. The Chairman shall preside at all meetings of the Members and the Board.
11.7 President. The President, if that office be created and filled, shall be the chief executive officer of the Company, unless a Chairman is appointed and designated chief executive officer pursuant to Section 11.6. If no Chairman has been appointed or, in the absence of the Chairman, the President shall preside at all meetings of the Members. The President may sign certificates for Units, any deeds, mortgages, bonds, contracts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed. The President shall, in general, perform all duties incident to the office of President of a Delaware corporation and such other duties as may be prescribed by the Board or the Chairman from time to time. Unless otherwise ordered by the Board, the President shall have full power and authority on behalf of the Company to attend, act and vote in person or by proxy at any meetings of shareholders of any corporation in which the Company may hold stock, and at any such meeting shall hold and may exercise all rights incident to the ownership of such stock which the Company, as owner, would have had and could have exercised if present. The Board may confer like powers on any other person or persons.

11.8 Vice-President. In the absence of the President, or in the event of the President’s death, inability or refusal to act, the Vice-President (or, in the event there be more than one Vice-President, the Vice-Presidents in order designated at the time of their appointment, or in the absence of any designation, then in the order of their appointment), if that office be created and filled, shall perform the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. Any Vice-President may sign, with the Secretary or an assistant secretary, certificates for Units and shall perform such other duties as from time to time may be assigned to such person by the Chairman, the President or by the Board.
11.9 Treasurer. The Treasurer, if that office be created and filled, shall have charge and custody of, and be responsible for, all funds and securities of the Company, receive and give receipts for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies and other depositories as shall be selected in accordance with the provisions of Section 6.1, and in general, perform all the duties incident to the office of Treasurer of a Delaware corporation and such other duties as from time to time may be assigned to such person by the Chairman, the President or the Board. If required by the Board, the Treasurer shall give a bond for the faithful discharge of such officer’s duties in such sum and with such surety or sureties as the Board shall determine.
11.10 Secretary. The Secretary, if that office be created and filled, shall keep the minutes of the Members’ meetings and of the Board’s meetings in one or more books provided for that purpose, see that all notices are duly given in accordance with the provisions of this Agreement or as required by law, be custodian of the Company records and of the seal, if any, of the Company, be responsible for authenticating records of the Company, keep a register of the mailing address of the Members, which shall be furnished to the Secretary by the Members, sign with the President or a Vice-President certificates for Units, have general charge of the transfer books of the Company, and, in general, perform all duties incident to the office of Secretary of a Delaware corporation and such other duties as from time to time may be assigned to such person by the Chairman, the President or the Board.
11.11 Assistant Treasurers and Assistant Secretaries.
(a) Assistant Treasurer. The Assistant Treasurer, if that office be created and filled, shall, if required by the Board, give bond for the faithful discharge of such officer’s duty in such sum and with such surety as the Board shall determine.
(b) Assistant Secretary. The Assistant Secretary, if that office be created and filled, and if authorized by the Board, may sign, with the President or Vice-President, certificates for Units.
(c) Additional Duties. The Assistant Treasurers and Assistant Secretaries, in general, shall perform such additional duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the Chairman, the President or the Board.
12. STANDARD OF CARE OF DIRECTORS AND OFFICERS; INDEMNIFICATION.
12.1 Standard of Care. The directors and officers of the Company shall not be liable, responsible or accountable in damages to the Members or the Company for any act or omission on behalf of the Company performed or omitted by them in good faith with the care a corporate officer of like position would exercise under similar circumstances and in a manner reasonably believed by them to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful.
12.2 Indemnification.
(a) To the fullest extent permitted by the Act, the Company shall indemnify each director or officer of the Company against reasonable expenses (including reasonable attorneys’ fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively “Liability”), incurred by such person in connection with defending any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) to which such person is, or is threatened to be made, a party because such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, member, employee or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, provided that the director or officer has met the standard of conduct described in Section 12.1. A director or officer shall be considered to be serving an employee benefit plan at the Company’s request if such person’s duties to the Company also impose duties on or otherwise involve services by such person to the plan or to participants in or beneficiaries of the plan.
(b) To the fullest extent authorized or permitted by the Act, the Company shall pay or reimburse reasonable expenses (including reasonable attorneys’ fees) incurred by a director or officer who is a party to a proceeding in advance of final disposition of such proceeding if:
(1) The director or officer furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct described in Section 12.1;
(2) The director or officer furnishes the Company a written undertaking, executed personally or on the director’s or officer’s behalf, to repay the advance if it is ultimately determined that the director or officer did not meet the standard of conduct. Such undertaking shall be an unlimited general obligation of the director or officer, but shall not be required to be secured and may be accepted without reference to financial ability to make repayment; and
(3) A determination is made that the facts then known to those making the determination would not preclude indemnification under the provisions of this Section 12.2.
(c) The indemnification against Liability and advancement of expenses provided by, or granted pursuant to, this Section 12.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any agreement, action of the Members or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Company, shall continue as to a person who has ceased to be a director or officer of the Company, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(d) Any repeal or modification of this Section 12.2 by the Members shall not adversely affect any right or protection of a director or officer of the Company under this Section 12.2 with respect to any act or omission occurring prior to the time of such repeal or modification.
13. OTHER ACTIVITIES; RELATED PARTY TRANSACTIONS.
13.1 Other Activities. The directors and officers shall devote such of their time to the affairs of the Company’s business as they shall deem necessary. The Interest Holders, directors, officers and their Affiliates (as hereinafter defined) may engage in, or possess an interest in, other business ventures of any nature and description, independently or with others, whether or not such activities are competitive with those of the Company. Neither the Company nor any Interest Holder shall have any rights by virtue of this Agreement in and to such independent ventures, or to the income or profits derived therefrom. The Interest Holders shall not be obligated to present any particular noncompeting business opportunity of a character which, if presented to the Company, could be taken by the Company and each Interest Holder and their Affiliates shall not have the right to take for their own account, or to recommend to others, any such particular business opportunity to the exclusion of the Company and the Interest Holders. For purposes of this Agreement, the term “Affiliate” shall mean any person, corporation, partnership, limited liability company, trust or other entity (directly or indirectly) controlling, controlled by, or under common control with, another person.
13.2 Related Party Transactions. The fact that a director, officer or their Affiliates are directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or to or from whom the Company may purchase, sell or lease property, shall not prohibit the Company from employing such person, firm or corporation or from otherwise dealing with him or it, and neither the Company, nor any of the Interest Holders, shall have any rights in or to any income or profits derived there from. All such dealings with a director or such director’s Affiliates will be on terms which are competitive and comparable with amounts charged by independent third parties.
14. MEMBERS.
14.1 Limitation on Participation in Management. Except as expressly authorized by this Agreement or as expressly required by the Act, no Member, solely by virtue of his or her status as a Member, shall participate in the management or control of the Company’s business, transact any business for the Company or have the power to act for or bind the Company, said powers being vested solely and exclusively in the Board and the officers. No Interest Holder shall have any right to participate in the management or control of the Company’s business.
14.2 Meetings. Meetings of the Members may be called by the Chairman, the chief executive officer or the Board, and shall be called by the chief executive officer at the demand of the holders of at least 20% of all votes entitled to be cast on any issue proposed to be considered at the proposed meeting, provided that such requisite number of Members sign, date and deliver to the Secretary of the Company one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Unless otherwise fixed in this Agreement, the record date for determining Members entitled to demand a meeting shall be the date the first Member signs the demand.

14.3 Place of Members’ Meeting. The Board may designate any place within or without the State of Delaware as the place for any meeting of the Members called by the Board. If no designation of place is properly made, the place of the meeting shall be at the principal office. If a meeting is called at the demand of the Members and the Members designate any place, either within or without the State of Delaware, as the place for the holding of such meeting, the meeting shall take place at the place designated. If no designation is properly made, the place of meeting shall be at the principal office.
14.4 Action Without Meeting. Any action required or permitted by the Act or this Agreement to be taken at a Members’ meeting may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.
14.5 Notice of Meetings. Meetings of the Members may be held without notice of the date, time, place or purpose of the meeting.
14.6 Quorum and Voting. Members shall be entitled to take action on a matter at a meeting only if a quorum exists. Unless this Agreement provides otherwise, a majority of those votes entitled to be cast on the matter shall constitute a quorum for action on that matter. Members shall be entitled to one vote for each Unit owned. Unless this Agreement provides otherwise, if a quorum exists, action on any matter shall be approved if the votes cast favoring the action exceed the votes cast opposing the action.
14.7 Record Date. The Board may fix a record date of the Members of not more than 70 days before the meeting or action requiring a determination of the Members in order to determine the Members entitled to notice of a Members’ meeting, to demand a special meeting, to vote or to take any other action. A determination of Members entitled to notice of, or to vote at, a Members’ meeting shall be effective for any adjournment of the meeting unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If not otherwise fixed by the Board in accordance with this Agreement, the record date for determining the Members entitled to notice of and to vote at an annual or special Members’ meeting shall be the day before the first notice is delivered to the Members, and the record date for any consent action taken by the Members without a meeting and evidenced by one or more written consents shall be the first date upon which a signed written consent setting forth such action is delivered to the Company at its principal office.
14.8 Proxies. At all meetings of the Members, the Members may vote their Units in person or by proxy. A Member may appoint a proxy to vote or otherwise act for the Member by signing an appointment form, either personally or by the Member ‘s duly authorized attorney-in-fact. An appointment of a proxy shall be effective when the appointment form is received by the Secretary, or other officer or agent authorized to tabulate votes. An appointment shall be valid for 11 months unless a longer, or shorter, period is expressly provided in the appointment form. An appointment of proxy shall be revocable by the Member unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest. The revocation of an appointment of proxy shall not be effective until the Secretary or such other officer or agent authorized to tabulate votes has received written notice thereof. All proxies shall be filed with the Secretary or the person authorized to tabulate votes before or at the time of the meeting.
15. DISSOLUTION.
15.1 Dissolution. Except as otherwise provided in the Act, the Company shall dissolve upon the decision of the Members to dissolve the Company or the sale or other disposition of all, or substantially all, of the assets of the Company and the sale and/or collection of any evidence of indebtedness received in connection therewith. Dissolution of the Company shall be effective upon the date specified in the Members’ resolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided in Section 15.3. Notwithstanding dissolution of the Company, prior to the liquidation and termination of the Company, the Company shall continue to be governed by this Agreement.
15.2 Sale of Assets Upon Dissolution. Following the dissolution of the Company, the Company shall be wound up and the Board shall determine whether the assets of the Company are to be sold or whether some or all of such assets are to be distributed to the Interest Holders in kind in liquidation of the Company.
15.3 Distributions Upon Dissolution. Upon the dissolution of the Company, the properties of the Company to be sold shall be liquidated in orderly fashion and the proceeds thereof, and the property to be distributed in kind, shall be distributed as follows:
(a) First, to the payment and discharge of all of the Company’s debts and liabilities, to the necessary expenses of liquidation and to the establishment of any cash reserves which the Board determines to create for unmatured and/or contingent liabilities or obligations of the Company.
(b) Second, to the Interest Holders, in accordance with their respective Capital Accounts; provided, however, that if the Board has established any reserves in accordance with the provisions of Section 15.3(a), then the distributions pursuant to this Section 15.3(b) (including distributions of such reserve) shall be pro rata in accordance with the balances of the Interest Holders’ Capital Accounts.
16. WITHDRAWAL, ASSIGNMENT AND ADDITION OF MEMBERS.
16.1 Assignment of an Interest Holder’s Units. An Interest Holder may freely sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the Interest Holder’s Units. If the Interest Holder was a Member, the transferee of the Units shall automatically become a substitute Member in the place of the Member.
16.2 Bankruptcy, Dissolution, Etc. of Interest Holders. Upon the occurrence of any of the events set forth in Sections 18-304 or 18-705 of the Act, the successor-in-interest of such Member shall have all of the rights of a Member for the purposes of managing such Member’s affairs and, if the Interest Holder was a Member, automatically become a substitute Member in place of the Member.

16.3 Certificates for Units. Certificates representing Units shall be in such form as may be determined by the Board. Such certificates shall be signed by the President or a Vice-President and by the Secretary or an Assistant Secretary, if such offices be created and filled, or signed by two officers designated by the Board to sign such certificates. The signature of such officers upon such certificates may be signed manually or by facsimile. All certificates for Units shall be consecutively numbered. The name of the person owning the Units represented thereby, with the number of Units and date of issue, shall be entered on the books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificates for a like number of Units shall have been surrendered and canceled, except that, in case of a lost, destroyed or mutilated certificate, a new one may be issued therefore upon such terms and indemnity to the Company as the Board may prescribe.
17. GENERAL. 17.1 Notices.
(a) All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and be personally delivered against a written receipt, delivered to a reputable messenger service (such as FedEx, DHL Courier, United Parcel Service, etc.) for overnight delivery, transmitted by confirmed telephonic facsimile (fax) or transmitted by mail, registered, express or certified, return receipt requested, postage prepaid, addressed as follows:
(1) If given to the Company, to the Company at its principal office; and
(2) If given to an Interest Holder, to the Interest Holder at the address set forth in the records of the Company.
(b) All notices, demands and requests shall be effective upon being properly personally delivered, upon being delivered to a reputable messenger service, upon transmission of a confirmed fax, or upon being deposited in the United States mail in the manner provided in Section 17.1. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of personal delivery, the date of delivery by a reputable messenger service, the date on the confirmation of a fax, or the date on the return receipt, as applicable; provided, however, that if any patty rejects delivery, then the time for a response shall commence to run two days following the mailing of the notice.
17.2 Amendment.
(a) Except as provided in Section 17.2(b), this Agreement may be modified or amended from time to time only upon the consent of the holders of a majority of the Units.
(b) In addition to any amendments authorized by Section 17.1(a), this Agreement may be amended from time to time by the Board without the consent of the Members to cure any ambiguity, to correct or supplement any provision hereof which may be inconsistent with any other provision hereof, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement.
17.3 Captions; Section References. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any pro-vision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.
17.4 Confidentiality.
(a) Each Interest Holder agrees not to divulge, communicate, use to the detriment of the Company or for the benefit of any other person, or misuse in any way, any confidential information or trade secrets of the Company, including personnel information, secret processes, know-how, customer lists, formulas or other technical data, except as may be required by law; provided, however, that this prohibition shall not apply to (i) any information which, through no improper action of such Interest Holder, is publicly available or generally known in the industry or (ii) any information which is disclosed upon the consent of the Board. Each Interest Holder acknowledges and agrees that any information or data such Interest Holder has acquired on any of these matters or items were received in confidence and as a fiduciary of the Company.
(b) Each Interest Holder agrees that the Company would be irreparably damaged by reason of any violation of the provisions of Section 17.4(a), and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against any Interest Holder, for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Section 17.4 and the Company shall be entitled to seek any other relief or remedy that the Company may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the Company shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against any Interest Holder relating to any such breach.
17.5 Number and Gender. Unless the context otherwise requires, when used herein, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.
17.6 Severability. If any provision of this Agreement, or the application thereof to any person, entity or circum-stances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons, entities or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
17.7 Binding Agreement. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective executors, administrators, heirs, successors and assigns.
17.8 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.
17.9 Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof

17.10 Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts shall, for all purposes, constitute one agreement, binding upon the parties hereto, notwithstanding that all parties are not signatory to the same counterpart.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Members have duly executed this Agreement as of the date and year first written above.
PENNSYLVANIA HOSPITAL COMPANY, LLC
By: /s/Rachel A. Seifert
RACHEL A. SEIFERT
SENIOR VICE PRESIDENT AND GENERAL COUNSEL
Title:
HALLMARK HEALTHCARE CORPORATION
By: /s/Rachel A. Seifert
RACHEL a. SEIFERT
SENIOR VICE PRESIDENT AND GENERAL COUNSEL
Title:

Name and Address of Member	Amount of Contribution	Number of Units

Pennsylvania Hospital Company, LLC	$ 99.00	99
155 Franklin Road, Suite 400 Brentwood, Tennessee 37027

Hallmark Healthcare Corporation	$ 1.00	1
155 Franklin Road, Suite 400 Brentwood, Tennessee 37027